Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2014 (except for paragraph 4 of Note 11, as to which the date is June 9, 2014), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-195666) and related Prospectus of Ambrx, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

June 9, 2014